                                                                     EXHIBIT 9.1
                                                                     -----------

                             AGREEMENT TO VOTE STOCK

         THIS AGREEMENT TO VOTE STOCK, dated as of June 7, 2000 (the "Agreement"), among the Granting Stockholders named on SCHEDULE A hereto, OneMain.com, Inc., a Delaware corporation (the "Company"), EarthLink, Inc., a Delaware corporation ("EarthLink") and OM Combination, Inc., a Delaware corporation and a wholly owned subsidiary of EarthLink ("Newco") (the Granting Stockholders, the Company, EarthLink and Newco are collectively referred to herein as the "Parties" and individually as a "Party").

         WHEREAS, the respective Boards of Directors of the Company and EarthLink have determined to enter into an Agreement and Plan of Merger (the "Merger Agreement") whereby the Company will be merged with and into Newco (the "Merger");

         WHEREAS, EarthLink, Newco and the Company have entered into the Merger Agreement as of the date hereof (the "Merger Agreement");

         WHEREAS, a condition to EarthLink's obligations under the Merger Agreement is that each of the Granting Stockholders execute and perform this Agreement;

         WHEREAS, pursuant to the Merger Agreement each issued and outstanding share of the Company's common stock, $.001 par value per share ("Company Common Stock"), owned by the stockholders of the Company as of the Effective Time of the Merger will be converted into the right to receive a combination of cash and common stock of EarthLink, as set forth therein; and the Board of Directors of the Company has approved the Merger and the other transactions contemplated in the Merger Agreement and is recommending that the Company's stockholders approve the Merger;

         WHEREAS, capitalized terms used herein shall have the meaning set forth in the Merger Agreement unless otherwise defined herein; and

         NOW, THEREFORE, in consideration of (i) the foregoing premises, (ii) the benefits to be received equally by all stockholders of the Company upon the execution, delivery and performance of the Merger Agreement, (iii) the interest of EarthLink in purchasing the Company Shares from the stockholders of the Company in the Merger, (iv) the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement, and (v) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

         1.       AGREEMENT AND OBLIGATION TO VOTE.

(a) Unless this Agreement is terminated pursuant to Section 4 herein, each of the Granting Stockholders prior to the Effective Time of the Merger agrees to cast, or cause to be cast (in person or by proxy), and to not withdraw any vote cast hereunder, at any duly called meeting of the stockholders, all of the votes represented by the shares of Company Common Stock which such stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act as of the date hereof) (other than shares of the Company's Common

Stock subject to an option or other convertible security prior to exercise or conversion of such option or convertible security or after the exercise or conversion of an option or convertible security provided that such exercise or conversion occurs subsequent to the Company Stockholders Meeting), which number of shares as of June 7, 2000 is set forth opposite the Granting Stockholder's name on SCHEDULE A attached hereto (the "Owned Shares", which term shall include any and all other shares of capital stock or securities or rights issued or issuable in respect thereof or acquired on or after the date hereof including any options or convertible security exercised or converted after the date hereof except for those exercised or converted subsequent to the Company Stockholder Meeting), and which such Granting Stockholder has the right or power to vote, directly or indirectly, or has the right or power to vote by holding a proxy to vote such shares or otherwise, in favor of the following matters: (i) the Merger, (ii) the other transactions contemplated by the Merger Agreement, and (iii) any related matter that must be approved by the holders of Company Shares in order for the transactions contemplated by the Merger Agreement to be consummated, so long as not inconsistent with the Merger Agreement. Notwithstanding the aforementioned voting agreement, or any other provision of this Agreement, each Granting Stockholder shall be permitted to vote, grant any proxy, power of attorney or other voting interest in or with respect to his or her Owned Shares as to matters other than those subject to the voting agreement in this Section 1(a) and the proxy in Section 1(b) herein.

(b) In order to ensure that the voting agreement set forth in Section 1(a) will be fulfilled, each of the Granting Stockholders agrees to grant, and concurrently with the execution of this Agreement hereby grants, to EarthLink an Irrevocable Proxy, coupled with an interest, with respect to all of the Owned Shares covered by the aforesaid voting agreement which the Granting Stockholder is entitled solely to vote, for and in the name, place and stead of such stockholder, at any annual or special meeting of the holders of the Company Shares and at any adjournment or postponement thereof, or pursuant to any consent in lieu of a meeting, or otherwise solely for the matters described in
Section 1(a)(i), (ii), and (iii). The Irrevocable Proxy granted by each of the Granting Stockholders constitutes the valid and effective irrevocable proxy, coupled with an interest, of each of the Granting Stockholders in respect of their Owned Shares within the meaning of Section 212(e) of the Delaware General Corporation Law; revokes any proxy or proxies or powers of attorney heretofore given by each of the Granting Stockholders in respect of their Owned Shares; shall remain in full force and effect and is and shall be irrevocable until the Termination Date; and is coupled with an interest and an integral part of the benefits and obligations of each of the Granting Stockholders and the rights and benefits of EarthLink.

2. AGREEMENT NOT TO DISPOSE OF SHARES. Each Granting Stockholder hereby covenants and agrees as follows between the date hereof and the Termination
Date:

     (a) The Granting Stockholders will not, and will not agree to, directly or indirectly, (i) sell, transfer, assign, pledge, hypothecate, cause to be redeemed or repurchased or otherwise dispose of any of the Owned Shares (except as otherwise provided in Section 2(c) herein), (ii) grant any proxy, power of attorney or other voting interest in or with respect to the Granting Stockholder's Owned Shares, or (iii) enter into a voting agreement with respect to the Granting Stockholder's Owned Shares, in any such case prior to the Termination Date, except as otherwise provided herein.

     (b) The Granting Stockholders will request the Company to have the certificates, if any, evidencing the Owned Shares owned of record by such Granting Stockholders bear substantially the following legend and to request the Company to instruct its transfer agent to stop the transfer of any certificates bearing such legend that is not made in accordance with this
Agreement:

                  THE TRANSFER OF AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE PRIOR RIGHTS AND LIMITATIONS IMPOSED BY THE AGREEMENT TO VOTE DATED AS OF JUNE 7, 2000 AMONG EARTHLINK, INC., A DELAWARE CORPORATION, OM COMBINATION, INC., A DELAWARE CORPORATION, THE COMPANY AND CERTAIN GRANTING STOCKHOLDERS WHO ARE SIGNATORIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY THE COMPANY'S SECRETARY UPON WRITTEN REQUEST AND WITHOUT CHARGE.

     (c) Notwithstanding any provision of this Agreement, each Granting Stockholder shall be permitted to sell, transfer, assign, pledge, hypothecate, cause to be redeemed or repurchased or otherwise dispose of any of such Granting Stockholder's Owned Shares (a "Transfer"), PROVIDED that the voting agreement set forth in Section 1(a) of this Agreement and the proxy set forth in Section 1(b) shall survive any such Transfer and shall continue to apply to the Owned Shares so Transferred and PROVIDED FURTHER that the transferee shall agree to take such Owned Shares subject to this Agreement, the voting agreement set forth in Section 1(a) and the proxy set forth in
Section 1(b) of this Agreement.

     (3) REPRESENTATIONS AND WARRANTIES. Each of the Granting Stockholders, as to itself only, represents and warrants to EarthLink as follows:

     (a) Each Granting Stockholder that is an entity is a corporation, limited liability company or partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the power and authority to execute, deliver and perform this Agreement. Each Granting Stockholder that is a natural person has the capacity and the full legal right to execute, deliver and perform this Agreement.

     (b) This Agreement has been duly executed and delivered by such Granting Stockholder and, assuming due authorization, execution and delivery of this Agreement by EarthLink, Newco and the Company, constitutes a valid and binding agreement of such Granting Stockholder and is enforceable in accordance with its terms, except to the extent that the enforcement of this Agreement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

     (c) The execution and delivery of this Agreement by each Granting Stockholder did not, and the performance thereof, by each Granting Stockholder will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) with respect to any Granting Stockholder that is an entity, the certificate of incorporation or bylaws or similar charter documents of such Granting Stockholder, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to the Granting Stockholder or such Granting Stockholder's Owned Shares, or (iii) any law applicable to such Granting Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any third party to a Contract or any other contract binding on such Granting Stockholder is required by or with respect to the applicable Granting Stockholder or by the Granting Stockholder in connection with the execution and delivery of this Agreement except under the Exchange Act (in the event that a filing is required by such Granting Stockholder or by EarthLink to the extent so required).

     (d) Each of the Owned Shares owned by each Granting Stockholder is free and clear of all liens, encumbrances, pledges or other claims except as contemplated by this Agreement, and, as of the date hereof, is not subject to any (i) right of first refusal, (ii) right to purchase, acquire or vote, or
(iii) power of attorney.

     (e) Each Granting Stockholder has the sole power, right and authority to vote such Granting Stockholder's Owned Shares in accordance with the terms of this Agreement.

     4. TERM. This Agreement and the obligations hereunder shall commence on the date hereof and continue until the earlier of (a) the Effective Time of the Merger and (b) termination of the Merger Agreement pursuant to Article VII thereof (the "Termination Date").

     5. MISCELLANEOUS PROVISIONS. (a) Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (i) delivered by hand or sent by certified mail, return receipt requested, (ii) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or
(iii) if telexed, faxed or telecopied, with receipt confirmed as follows:

         EarthLink:                        EarthLink, Inc.
                                           1430 West Peachtree Street, N.W.
                                           Suite 400
                                           Atlanta, Georgia  30309
                                           Attention:  Charles G. Betty
                                           Facsimile: (404) 892-7543

         with a copy to:                   Hunton & Williams
                                           Bank of America Plaza, Suite 4100
                                           600 Peachtree Street, N.E.
                                           Atlanta, Georgia 30308-2216
                                           Attn:  Scott M. Hobby, Esq.
                                           Telecopy No.: (404) 888-4190

         The Company:                      OneMain.com, Inc.
                                           1860 Michael Farady Drive, 2nd Floor
                                           Reston, Virginia 20190
                                           Attn: General Counsel
                                           Telecopy No.: (703) 375-3160

         with a copy to:                   Hogan & Hartson L.L.P.
                                           Columbia Square
                                           555 13th Street, N.W.
                                           Washington, District of Columbia
                                            20004-1109
                                           Attn: J. Hovey Kemp
                                           Telecopy No.:  (202) 637-5910

         Granting Stockholders:            To their respective addresses
                                           or telecopier numbers as set
                                           forth on Schedule A.

         with a copy to:                   Hogan & Hartson L.L.P.
                                           Columbia Square
                                           555 13th Street, N.W.
                                           Washington, District of Columbia
                                            20004-1109
                                           Attn: J. Hovey Kemp
                                           Telecopy No.:  (202) 637-5910

The Parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the Person or office to receive notices, requests or other communications under this Section 5(a). Notice shall be deemed to have been given as of the date when so personally delivered, when physically delivered by the U.S. Postal Service at the proper address, the next day when of a telex or telecopy is confirmed, as the case may be, unless the sending Party has actual knowledge that such notice was not received by the intended recipient.

     (b) This Agreement embodies the entire agreement and understanding of the Parties in respect to the subject matter contemplated hereby and supersedes and renders null and void all other prior agreements and understandings, written and oral, with respect to the subject matter hereof, PROVIDED that this provision shall not abrogate the Merger Agreement executed simultaneously with this Agreement. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, or warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

     (c) Except as otherwise permitted in this Agreement, this Agreement may not be amended or supplemented, unless set forth in a writing signed by and delivered to, all the Parties. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party or Parties entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by any Party in exercising any right, power of privilege under this Agreement will operate as a waiver of such right, power of privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     (d) Except as set forth herein in connection with a Transfer of Owned Shares, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by any of the Parties without the prior written consent of the other Parties; PROVIDED, HOWEVER, that such assignment or transfer may be made by (i) EarthLink to any of its Affiliates, (ii) by any affiliate of EarthLink to any other affiliate of EarthLink, or (iii) pursuant to any merger, consolidation, reorganization or sale of substantially all of the assets of EarthLink or such affiliates (or any transaction having such effect). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     (e) This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

     (f) If any term or provision of this Agreement or the application thereof to any Party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement, and the Parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision and which puts each Party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     (g) This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

     (h) The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

     (i) Nothing in this Agreement, express or implied, shall create or confer upon any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein.

     (j) Unless specifically stated otherwise, references to sections refer to sections in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

      (k) Each Granting Stockholder is a sophisticated (financially, legally and otherwise) legal entity or individual that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or the documents and instruments delivered at the Closing Date.

     (l) No provision of this Agreement shall be interpreted in favor of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

      (m) The Parties agree that any action arising out of or relating to this Agreement shall be brought by the Parties and held and determined only in a Delaware state court or a federal court sitting in that state which shall be the exclusive venue of any such action. Each Party waives any objection which such Party may now or hereafter have to the laying of venue of any such action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such action. Any and all service of process and any other notice in any such action shall be effective against such Party when transmitted in accordance with subsection (a) of this Section 5. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

     (n) All representations, warranties and covenants in this Agreement shall survive the execution and delivery of this Agreement and shall continue until the Termination Date, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Party or any information capable of being acquired by any Party.

     (o) THE PARTIES HEREBY IRREVOCABLY AND UNCONTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

     (p) Notwithstanding any other provision of this Agreement, a Granting Stockholder hereto acting in his or her capacity as a director of the Company may take such actions as are permitted in accordance with Section 8.1 of the Merger Agreement, to fulfill his or her fiduciary duties as a director to the stockholders of the Company; PROVIDED, HOWEVER, that any such action shall not relieve such Party of his or her obligations to vote as a stockholder in favor of the Merger and other obligations pursuant to the terms of this Agreement.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.


                                        EARTHLINK, INC.

                                        By: /s/
                                            ------------------------------------
                                            Name:
                                            Title:


                                        OM COMBINATION, INC.

                                        By: /s/
                                            ------------------------------------
                                            Name:
                                            Title:


                                        ONEMAIN.COM, INC.

                                        By: /s/ Stephen E. Smith
                                            ------------------------------------
                                            Name:  Stephen E. Smith
                                            Title: Chairman and Chief Executive
                                                   Officer


                                        GRANTING STOCKHOLDERS:

                                        /s/ Stephen E. Smith
                                        ----------------------------------------
                                        Stephen E. Smith

                                        /s/ Allon M. Lefever
                                        ----------------------------------------
                                        Allon M. Lefever

                                        /s/ M. Cristina Dolan
                                        ----------------------------------------
                                        M. Cristina Dolan


                                        /s/ Ella Fontanals de Cisneros
                                        ----------------------------------------
                                        Ella Fontanals de Cisneros


                  [SIGNATURE PAGE FOR AGREEMENT TO VOTE STOCK]

                                   SCHEDULE A

NAME AND ADDRESS                                                  OWNED SHARES
----------------                                                  ------------
Stephen E. Smith                                                           1,360,000
1860 Michael Faraday Drive, Suite 200
Reston, VA 20190

Allon Lefever                                                                167,296
212 Spottswood Lane
Lancaster, PA 17601

Ella Fontanals de Cisneros                                                 1,010,000
Calle Caribay, Quanta Los Cisnes
Alto Hatiyo Caracas, Venezula

M. Christina Dolan                                                           100,000
207 East 74th Street, Apartment 6B
New York, NY 10021